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                                                                     Exhibit 5.1

                            [LETTERHEAD OF GRAYCARY]


February 14, 2003

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Accredited Home Lenders Holding Co. Registration Statement on Form S-1

Ladies and Gentlemen:

As counsel to Accredited Home Lenders Holding Co. (the "Company") we are rendering this opinion in connection with a proposed sale of 4,493,022 shares of the Company's newly-issued Common Stock, 5,156,978 additional shares of the Company's Common Stock held by certain stockholders and up to 1,447,500 additional shares of the Company's Common Stock if the Underwriters exercise their over allotment option as set forth in the Registration Statement on Form S-1 (File No. 333-91644) to which this opinion is being filed as Exhibit
5.1 (collectively, the "Shares"). We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the Shares identified in the above-referenced Registration Statement will be, upon effectiveness of the Registration Statement and receipt by the Company of payment therefor, validly authorized, legally issued, fully paid, and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement, and to the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.


Respectfully submitted,


GRAY CARY WARE & FREIDENRICH LLP